Exhibit 99.1

THOMSON REUTERS STREETEVENTS

EDITED TRANSCRIPT

DWSN—Q4 2012 Dawson Geophysical Earnings Conference Call

EVENT DATE/TIME: NOVEMBER 14, 2012 / 03:00PM GMT

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2012 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

NOVEMBER 14, 2012 / 03:00PM GMT, DWSN - Q4 2012 Dawson Geophysical Earnings Conference Call

CORPORATE PARTICIPANTS

Steve Jumper Dawson Geophysical Company—President and CEO

Christina Hagan Dawson Geophysical Company—EVP and CFO

CONFERENCE CALL PARTICIPANTS

Collin Gerry Raymond James & Associates—Analyst

Unidentified Participant Analyst

Rudy Hokanson Barrington Research Associates, Inc.—Analyst

Veny Aleksandrov FIG Partners—Analyst

Georg Venturatos Johnson Rice & Company—Analyst

PRESENTATION

Operator

Good morning and welcome to the Dawson Geophysical fiscal year-end and fourth-quarter 2012 conference call. All participants will be in a listen-only mode.

(Operator Instructions)

After today’s presentation, there will be an opportunity to ask questions.

(Operator Instructions)

Please also note that today’s event is being recorded. I would now like to turn the conference call over to Mr. Steve Jumper, President and CEO. Sir, you may begin.

Steve Jumper—Dawson Geophysical Company—President and CEO

Thank you, Jamie. Good morning and welcome to Dawson Geophysical Company’s fiscal fourth-quarter and year-end 2012 earnings and operations conference call. As Jamie said, my name is Steve Jumper, President and CEO of the Company. Joining me on the call is Christina Hagan, Executive Vice President and Chief Financial Officer.

Today’s call will be presented in three segments. Following these brief remarks, Chris will discuss our financial results. I will then return for an operations update and then open the call for questions. The call is scheduled for 30 minutes and as in the past, we will not provide any guidance.

At this point I will turn control of the call over to Chris Hagan, our CFO, to discuss our financial results.

Christina Hagan—Dawson Geophysical Company—EVP and CFO

Thank you, Steve. First, I will read our Safe Harbor provisions. In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Dawson Geophysical Company cautions that statements made today in this conference call which are forward-looking and which provide other than historical information involve risks and uncertainties that may materially affect the Company’s actual results of operations.

These risks include but are not limited to the volatility of oil and natural gas prices, dependence upon energy, industry spending, disruptions in the global economy, industry competition, delays, reductions, or cancellations of service contracts, high fixed cost of operations, external factors affecting our crews such as weather interruptions and inability to obtain land access rights of way, whether we enter into turnkey or term contracts, crew productivity, limited number of customers, credit risks related our customers, the availability of capital resources and operational disruptions. A discussion of these and other factors including risks and uncertainties is set forth in the Company’s Form 10-K for the fiscal year ended September 30, 2011.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2012 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

NOVEMBER 14, 2012 / 03:00PM GMT, DWSN - Q4 2012 Dawson Geophysical Earnings Conference Call

Dawson Geophysical Company disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future events, or otherwise. During this conference call, we will make references to EBITDA, which is a non-GAAP financial measure. A reconciliation of the non-GAAP measure to the applicable GAAP measure can be found in our current earnings release, a copy of which is located on our website, www.dawson.3d.com.

Turning to our financial results. For the fourth quarter of fiscal 2012 ended September 30, 2012, revenues were $72.998 million compared to $84.256 million for the same quarter in fiscal 2011. The Company reported net income for the fourth quarter of fiscal 2012 of $1.152 million compared to $2.944 million in the same quarter of fiscal 2011. Basic earnings per share for the fourth quarter of fiscal 2012 were $0.15 compared to $0.38 per share in the same quarter of fiscal 2011. EBITDA for the fourth quarter of fiscal 2012 was $10.63 million compared to $12.955 million in the same quarter fiscal 2011. For the fiscal year ended September 30, 2012, the Company reported revenues of $319.274 million compared to $333.279 million for the year-ended fiscal 2011.

Net income for fiscal 2012 increased to $11.113 million from a net loss of $3.246 million in fiscal 2011. Earnings per share for fiscal 2012 were $1.42 compared to a loss per share of $0.42 for fiscal 2011. EBITDA for fiscal 2012 increased to $49.615 million compared to $27.861 million in the same period of fiscal 2011, an increase of 78%. Capital expenditures for fiscal 2012 totaled $47.664 million as compared to $59.38 million in fiscal 2011 and $19.962 million in fiscal 2010. Expenditures in fiscal 2012 included 10,500 GSR single-channel units, 3,000 GSR three-channel units, 19 INOVA vibrator energy source units, additional geophones, cables, and vehicles, along with maintenance capital requirements.

The Company anticipates a capital budget in fiscal 2013 of approximately $40 million to include additional cable-less recording equipment, additional energy source units, Canada operation capital requirements, and maintenance capital requirements. Included in the fourth-quarter and full-year fiscal 2011 results were transaction costs of $1.44 million and $3.866 million respectively related to a terminated merger agreement. Included in the Company’s year-end fiscal 2012 results is an $0.18 per share on one-time tax benefit taken in the first fiscal quarter of 2012 related to the above-mentioned terminated merger agreement. Reflected in the fourth-quarter and year-end fiscal 2012 results were increases in depreciation expense of $637,000 and $1.962 million respectively from the prior period. The increase in depreciation expense is related to the Company’s investment in additional recording equipment and energy source units over the past 24 months.

Steve?

Steve Jumper—Dawson Geophysical Company—President and CEO

Thank you, Chris. Let me start by recapping our fiscal fourth-quarter and year-end highlights. As Chris mentioned, the fourth-quarter and year-end 2012 demand for seismic services in the lower 48 approached multi-year highs. Order book levels are at multi-year highs and capable of sustaining 14 data acquisition crews well into calendar year 2013. EBITDA for the year-ended September 30, 2012 increased to $49.615 million compared to $27.861 million for the same period of fiscal 2011, an increase of 78%. Net income for the year-ended September 30, 2012 increased to $11.113 million, or $1.42 per share, compared to a net loss of $3.246 million, or $0.42 loss per share, in fiscal 2011.

We purchased 10,500 single-channel GSR units, 3,000 GSR three-channel units with three component geophones and 19 INOVA vibrator energy source units to better serve our clients’ needs and increase recording capacity. Project efficiencies are enabling to us finish projects faster and at times ahead of schedule, which is helping to create additional capacity for our order book. We have a balanced portfolio of projects in the Eagle Ford, Niobrara, Bakken, Marcellus, Permian Basin, and Mississippi Lime. We have approximately $78 million of working capital at September 30, 2012. Our fiscal 2012 capital expenditures totaled approximately $47.6 million and are anticipated to be $40 million in 2013. I’m proud to say that we’ve executed our first contract in Canada with plans to deploy our first crew in early 2013.

In short, demand for services in the lower 48 reached multi-year highs in fiscal 2012 and fueled our first profitable year since fiscal 2009. EBITDA for fiscal 2012 surged to $49 million, an increase of 78%, while net income grew to $11 million from a corresponding year-ago period loss of $3.2 million. Revenues for year-end were $319 million compared to $333 million for the year-ended September 30, 2011. Revenues net of reimbursable charges I would note increased 13% in fiscal 2012 over 2011 while third-party charges reduced 29% in fiscal 2012 from 2011. The decrease in revenue is not a reflection of decreasing geophysical demand, but rather is partially attributed to lower utilization rates in the second half of the year and lower third-party charges stemming from the use of helicopter support service, specialized survey technologies, and dynamite energy sources in areas of limited access.

As an increasing amount of seismic work is focused toward the more open terrain of the western United States, such as the oil and liquid rich basins in the Eagle Ford, Bakken, Niobrara, Permian, and Mississippi Lime, we would anticipate third-party charges to remain in the historical range of 25% to 35% as a percentage of overall revenue for the foreseeable future. All third-party charges are reimbursed by our clients. Capital investment totaling approximately $126 million since fiscal 2010 began

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2012 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

NOVEMBER 14, 2012 / 03:00PM GMT, DWSN - Q4 2012 Dawson Geophysical Earnings Conference Call

to pay strong dividends as project efficiencies translated into increased capacity for work in a growing project order book. That is, as data acquisition crews completed projects faster and operate more efficiently, the ability to add capacity and convert projects into revenue could improve. Today, all 14 crews are fully deployed and our order book is capable of sustaining all 14 crews well into calendar year 2013.

As mentioned in our Q4 earnings press release, we recently executed our first contract in Canada. It’s a multi-component project. At the same time, demand remains robust in the lower 48. We believe we will be awarded a large multi-crew project anticipated to commence in the second calendar quarter of 2013. We’ve entered into two term agreements, one of which is for multiple crews in various basins throughout — through mid-calendar 2014 and are currently negotiating potential term contracts at a large independent and a major E&P company.

As we close fiscal 2012, there’s speculation about a potential decrease in horizontal rig count and whether that decrease will negatively affect our activity. In light of this discussion, we note an interesting fact. Today, there are approximately 1100 horizontal rigs operating in the lower 48. At the peak of 2008, our most successful year, there were only 600 horizontal rigs operating in the lower 48. As the numbers indicate, the number of horizontal rigs is not always directly tied to our success. As drilling decisions become more critically defined, we believe the need for high-resolution subsurface images will continue to fuel demand for our services in the foreseeable future, even if we continue to see a moderate swing in the horizontal rig count.

In closing, improved efficiencies and gains in productivity combined with stronger contract terms is driving higher returns. I’m confident that our commitment to our employees, our clients, and shareholders will bring new opportunities for expansion and growth here at Dawson.

And with that, Jamie, we are ready to open the call up for questions.

QUESTION AND ANSWER

Operator

At this time, we will begin the question-and-answer session.

(Operator Instructions)

Collin Gerry, Raymond James.

Collin Gerry—Raymond James & Associates—Analyst

Well, I got to tell you, this has been a quarter for most of the oil service space where they’re looking at significantly reduced outlooks. Your outlook looks pretty bullish. I wanted to kind of dig in on that. I mean the multi-crew projects and some of the other term agreements that you mentioned in the press release and in your commentary, how does that compare to previous cycles, and maybe what the bidding activity environment has looked like for the past 12 months? Is this a new phenomenon?

Steve Jumper—Dawson Geophysical Company—President and CEO

If we went back to 2007 and 2008, we were operating about at a 50/50 split between turnkey and term-type agreements, and that has shifted to about a 75/25. At times, it’s been a little bit higher than that, balanced toward more turnkey agreements, which have not been a problem for us. As we have said in the past, turnkey agreements take on a little bit more risk, but they take on a little bit more upside as well. A term agreement is a little bit of a shift of risk more on to the client, but more benefit on the upside to their favor, and so there’s always a desire to have a nice balance there.

Bidding activity, in our opinion, in 2012, was quite robust, and we’ve continued to see some of that activity continue into the — what would be our fourth fiscal quarter, or calendar Q3, and going into our Q1, calendar Q4. We’ve continued to see high levels of bid activity, which I think others in our peer group have mentioned at times. We are starting to — we have seen a couple of contracts here come to completion and finalization, which is a nice thing to see. We continue to see and have conversations about activities going forward. It is a relatively recent shift, in our opinion, to have more of our clients talk about more term-type agreements, getting some crew availability in 2013. And so we see that as a positive shift, just like we began to see, sometime in the 2004/2005 time frame, when the focus at the time was on natural gas shale plays.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2012 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

NOVEMBER 14, 2012 / 03:00PM GMT, DWSN - Q4 2012 Dawson Geophysical Earnings Conference Call

We’ve drilled — the industry has drilled a lot of wells, and there certainly has been a very high level of activity in oil and liquids as we had this shift in ‘09 into this land rush, into the western US, some of these areas we’ve talked about. We’ve had an increase in drilling activity in those areas. You certainly see it right here in the Permian Basin in Midland, high, very high levels of activity. But, in our opinion, we have not seen the capacity growth on the seismic side that you’ve seen in other sectors.

Collin Gerry—Raymond James & Associates—Analyst

Right.

Steve Jumper—Dawson Geophysical Company—President and CEO

We’ve not seen as high of activity levels. We tend to be a little bit later cycle. This is something we’ve seen before, where it’s time to take a good hard look. Drilling decisions become a little more critical as there is a little bit more stress on decisions to be made. And so we think those are some of the things that are leading to what we see as at least a steady level of demand going into 2013.

Collin Gerry—Raymond James & Associates—Analyst

Are the duration — I’m looking at the press release and some of them say through 2014, and pretty long-term agreements. Is that abnormal? It just seems like those are some pretty long duration agreements.

Steve Jumper—Dawson Geophysical Company—President and CEO

Well, we have had those agreements in the past where they have been one-year type renewables. I do want to stress something here. Our term-type agreement in our industry is a little bit different from some of the other term agreements. They’re still cancelable. They’re still — projects can still be delayed. There’s not anything like a take-or-pay option in these term agreements. But what we’re seeing is the need for several of our clients will have projects scattered over four or five different basins, whether it’s the Mississippi Lime, Permian, Niobrara, Bakken, whatever the case may be.

And they have a series of projects that there will continue to be a little bit of a timing issue related to. Some of the contracts may require one crew. Some may require two or three crews at a given time. And the position that puts us in is to be able to have a little more conversation about scheduling and our availability versus a client’s timing as opposed to things just coming up on a very short notice. And so, I would say that the duration of some of them will be — or one in particular is through mid-calendar 2014. I don’t know the number of projects and the size of those projects, at this point, to — that I could, that I would disclose if I had that information.

Others, there’s some of them that will last through the middle of 2013. And there’s one that we’re negotiating that we’ll see where it lands, but it’s talking about a three-year type agreement encompassing wide ranges. And so it just makes us feel like that there are pretty solid opportunities going forward. There’s a little bit more talk about using some multi-component equipment and getting some different images and better resolution on some of the reservoir type, particularly some of the rock type and some of these shale plays. So, we’re pretty optimistic. We’ve had a great start to 2013.

Our fiscal year began October 1. Had a very solid start, one that we haven’t had in many, many years. We are in our toughest quarter. We’ve talked about that before. This is the time of year where we’ve got four or five holiday days in there. We’ve got shorter days and less daylight. And we’ve got a little more weather exposure and some hunting activities in various parts of the country that can move things around.

We think the early part of 2013 looks pretty solid. As always, our contracts can be modified, delayed, canceled on very short notice, but we’re not getting any indications anywhere of anything that we have currently on the order book or that’s being discussed with some of our clients that we believe, at this point, any of those projects are in any way, shape, or form in jeopardy.

Collin Gerry—Raymond James & Associates—Analyst

All right. Just one last one from me. You mentioned the seasonality as we go into this winter quarter. Curious if Canada — do I understand right that the contract you just executed for Canada is for near-term work, so it would be in the December quarter? And how does that affect maybe what we’ve historically seen that seasonality?

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2012 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

NOVEMBER 14, 2012 / 03:00PM GMT, DWSN - Q4 2012 Dawson Geophysical Earnings Conference Call

Steve Jumper—Dawson Geophysical Company—President and CEO

It would — I believe the contract that we have in place is actually a Q1 calendar Q2 fiscal —

Collin Gerry—Raymond James & Associates—Analyst

Oh, okay.

Steve Jumper—Dawson Geophysical Company—President and CEO

— project for us. We still think we can get one crew operating in Canada. The Canadian market, probably at this point, even though I have no experience in the Canadian market, I’m just relaying what my understanding is, as I’m being told, may not at this point feel as strong as it did earlier in the year, maybe this — a little bit later getting some things signed. I think we feel pretty confident that we’ll get that one crew booked up for most of the 90- to 100-day window that we’ll have up there. Don’t see us getting a second crew. We knew when we went up there that demand was — at the time, was pretty good.

I still think it’s reasonable. Maybe not at the level that it has been in the past. We knew it was a tough entry for us. And it’s a market that we entered to be in for the long haul. And one of the advantages I believe we have up there, certainly our management team, certainly our brand name, but more importantly, I think we’ve got a nice fleet of the multi-component equipment that will go up there, and we think there will be quite a bit of multi-component work in Canada. So, we’re just working through that process day by day, Collin.

Collin Gerry—Raymond James & Associates—Analyst

I hear you. All right, I’ll turn it back. Thanks again.

Operator

Jason Wangler, Wunderlich Securities.

Unidentified Participant Analyst

Actually, this is [Mo] dialing in for Jason. I have two questions. One is the $40 million CapEx for next year. Do you have a breakdown of how much of it is maintenance versus expansion CapEx, and can it be up or down as market warrants?

Steve Jumper—Dawson Geophysical Company—President and CEO

The maintenance cap I guess in the strictest form probably is 10%, 15% of that number. I tend to view that a little bit differently when you consider some of the things that we have to purchase that I would consider more just a routine ongoing. I guess in the strictest sense it would be $5 million to $10 million range, somewhere near for maintenance. We will buy some cable-less equipment. We will purchase more energy source units.

We have some energy source units that we’re taking out of service, so I don’t think those will be necessarily additions as much as replacement. And the same would go for some of the cable-less equipment. We still have some recording systems that we’re in the process of retiring over time. As always, that maintenance — or that CapEx number can go up or down, certainly as market dictates, as conditions change. We’ve authorized $20 million to start a year and spent $57 million. We’ve authorized $20 million and spent $4 million. We feel like $40 million is a pretty reasonable number coming out, based on our needs, looking into 2013 at this point.

Unidentified Participant Analyst

Okay. Thanks. In the context of your seismic shoots and demand, how much is targeting horizontal plays versus vertical?

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2012 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

NOVEMBER 14, 2012 / 03:00PM GMT, DWSN - Q4 2012 Dawson Geophysical Earnings Conference Call

Steve Jumper—Dawson Geophysical Company—President and CEO

I think there’s a large percentage of what we do that is horizontal. Certainly the stuff that — most of the natural gas stuff was all horizontal, but I think the horizontal work for the most part is what drives our current demand.

Unidentified Participant Analyst

Okay. Thank you.

Operator

Rudy Hokanson, Barrington Research.

Rudy Hokanson—Barrington Research Associates, Inc.—Analyst

Steve, could you talk a little bit about the — it sounded like when you’re discussing contracts with customers, that they’re looking much more at the total life of the reservoir, and how they can utilize you. And, I know that you’ve emphasized that before, and that you don’t necessarily break it down in terms of actual numbers, but could you maybe discuss about what that means in the plays right now as they look at both — at exploration, the evaluation, and exploitation right now and how that might be driving what you are seeing?

Steve Jumper—Dawson Geophysical Company—President and CEO

Well, I think we have said for quite some time, Rudy, that early in my career, the seismic methodology was an early indicator of activity. It was a leading indicator and it was predominantly an exploration tool. People would go in and primarily shoot 2-D grids or small 3-Ds, make a map, take a lease, and drill it. And I think, over time, as we particularly went into the shale plays — the natural gas shale plays — what we saw was, there’s a good understanding that there is productive rock in these shale plays, if you can drill it and complete it properly. And we really went into more of what I would call an evaluation-type work, where we had more — there was more land work done up front, people were holding their leases, and there was some drilling to kind of start proving things up. And, at the time, it was getting some natural gas online, now it’s getting oil online.

So you’ve had this land. You’ve had this drilling execution. And now we’re into the phase that, I think, personally, we went through a natural gas where we need to really make sure that we understand as an industry, what the geo-hazard structure looks like, where we have some issues, where we have some problems. But I think our industry has to move one step further into what I call, and the terminology may not be the best terminology in the world, and that’s more into exploitation, where we’re not so much looking just for faults and geohazards, but we’re having to understand a little bit more about the rock. That’s higher resolution images. Those are surveys that are more rich in survey attributes that lead to higher-level analytical stuff on behalf of our E&P companies.

Maybe they can tell this shale is more accepting to a hydraulic fracturing than another one might be. And I think, as we continue to evolve in some of these plays — and I think we’re certainly seeing it in West Texas. We’re shooting surveys, not just us, but our industry are shooting surveys in West Texas and in South Texas and in parts of Oklahoma, where we’ve been before. But, the survey design, the richness of what we’re trying to do, is allowing them to take one step further to really understand a little bit more, and maybe place some of these wells, these horizontals, and maybe lead them a little bit more in the direction they’re going in terms of their completion process.

So I think this — not only are we more of a late-cycle service, which is different from where we were 15/20 years ago, but I think we’re becoming and will become more vital as our information integrates more into engineering and petrophysical-type work. And so I think this is just a natural progression of our science and our industry that we’ve talked about for many years.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2012 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

NOVEMBER 14, 2012 / 03:00PM GMT, DWSN - Q4 2012 Dawson Geophysical Earnings Conference Call

Rudy Hokanson—Barrington Research Associates, Inc.—Analyst

Thank you. And then, on a financial numbers issue, is G&A expected to stay at about the current levels with Canada up and running, or was the quarter — did it have some extra things in there because of the start-up in Canada?

Christina Hagan—Dawson Geophysical Company—EVP and CFO

It has had some — the start-up of Canada is carried in the G&A. We expect that to taper off as operations commence in Canada.

Rudy Hokanson—Barrington Research Associates, Inc.—Analyst

Okay. Thank you, Chris.

Operator

Veny Aleksandrov, FIG Partners.

Veny Aleksandrov—FIG Partners—Analyst

It’s so great to be on this call again.

Steve Jumper—Dawson Geophysical Company—President and CEO

It’s good have to have you, Veny.

Veny Aleksandrov—FIG Partners—Analyst

My first question, you talked in the press release about improved efficiency and this is great. And yes, it’s hard to in Q4, but looking forward, I just want to make sure, what are you doing to take this into account? Are you scheduling jobs closer together so that we don’t have the utilization issue because we are getting more efficient? What’s your plan going forward?

Steve Jumper—Dawson Geophysical Company—President and CEO

Well, first and foremost, you have to pedal a little faster to get things ready. You have to put a little more emphasis, I would think, into both our side and our client’s side that getting these projects ready and up and running, we’re going to have to find a way to shorten that window — as opposed to taking six months to get something ready, you are going to have to find a way to get it ready in five. And I think we have the people on staff and the processes in place that we can do that. I think we’re getting a nice mix of project sizes. I think we’ve continued to work hard at not just focusing on large projects, which we’ve never really focused on in the past, but we like to have a nice mix of projects of various sizes that can get put in place when you might have holes in the schedule. And I think some of those projects are starting to come to light.

And then I think we have to watch the crew count very closely. I think there may be some things like we’ve done in the third and the fourth quarter where you may be able to do a little bit more with a little bit less, and that’s not forecasting anything at all on crew count, but you kind of have to continue to balance resources and personnel in such a way that you’ve got the right equipment on the right jobs. I think we’ve got a nice wide equipment base that puts us in position to do a whole lot of things. But that’s something, Veny, that we’re always going to have to deal with in our industry.

We’re always going to have the possibility of weather and delays and cancellations. I think the Q3/Q4 issue that we dealt with was something that was a little bit unique. It was a little deeper, a little more severe than anything we’ve experienced in the last 5 or 10 years. We’ve had those issues before. We’ve also had dropping demand where you can forecast what to do. We’ve had increasing demand where you can forecast what to do.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2012 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

NOVEMBER 14, 2012 / 03:00PM GMT, DWSN - Q4 2012 Dawson Geophysical Earnings Conference Call

But it was very unique for us to be put in that Q3/Q4 situation. I’m not saying that won’t happen again, because obviously it can, because it did, but I certainly don’t see that on the horizon like we did starting in Q2. But to go back to answer your original question, I just think we’ve got to continue to find ways to improve the processes in front of the actual proved data acquisition process. I think some of these term agreements and some of these other agreements that we’re looking at are going to hopefully facilitate some of that for us.

Veny Aleksandrov—FIG Partners—Analyst

Thank you.

Steve Jumper—Dawson Geophysical Company—President and CEO

But the fundamentals of our quarter-to-quarter issues — as much as I would like to say otherwise — the fundamentals of our quarter-to-quarter issues going forward haven’t changed. I don’t think, like I said, I don’t think they will be as severe, but we’re still going to be looking at, over time, are we improving from the prior year? And the time window I think is going to — historically has been greater than 90 days for our industry.

Veny Aleksandrov—FIG Partners—Analyst

And, once you move forward, so this efficiency savings really helps, so it should be a positive going forward. Then my second question is, talking generally, how much, how many channels do you have right now and how many channels are you going to have in Canada?

Steve Jumper—Dawson Geophysical Company—President and CEO

I think we’ve got still about 167,000 — 165,000 channels company-wide. Probably anticipating moving 8,000 of the multi-channel — 7,000 to 8,000 of the multi-channel boxes to Canada which will, for a short period of time, put anywhere from 21,000 to 24,000 channels up there.

Veny Aleksandrov—FIG Partners—Analyst

Thank you so much. You’ve answered all my questions.

Operator

(Operator Instructions)

Georg Venturatos, Johnson Rice.

Georg Venturatos—Johnson Rice & Company—Analyst

I thought I hit the number, but I guess not. My question was, as we’ve kind of ticked through a few of these, on the utilization issues that have impacted the last couple of quarters — project preparation, weather, permitting, client delays — where do you see — what was most detrimental to you? And, if it was, maybe on a project prep side, should we feel better about that obviously with some more term contracts in the mix now?

Steve Jumper—Dawson Geophysical Company—President and CEO

Well, I don’t think there was any one particular issue that really affected Q3/Q4 problems. I think we had some projects that were delayed that have now come back. We’re on a couple of them now. One of them, in particular, has grown in size, and I think that was more related to, on the E&P side, getting some things put together that really didn’t affect us. I think that has happened.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2012 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

NOVEMBER 14, 2012 / 03:00PM GMT, DWSN - Q4 2012 Dawson Geophysical Earnings Conference Call

I think some of those projects will be rolled into term agreements where there’s a little more understanding of where we’re going. I think, certainly in parts of the country, the permit process is improving, I would say a little bit, particularly some in the West Texas work that we’re doing. I think that process is getting better. And I think, honestly, I think there were some things that we finished up ahead of schedule quite honestly that we weren’t anticipating. I think that maybe changed the way we approach some things going forward.

So I really don’t think there was any one issue there — and I think that’s what made it a little more of an anomaly, for me anyway, was it wasn’t just one thing. It was a Murphy’s law kind of a deal — Murphy’s law, is it possible it surfaces again? Sure. Is it likely to surface the way it did at this point? I don’t see it.

I think I feel better about it going forward because we have some of the term agreements that we think will help us. We have nice project sizes — a nice project size mix, I should say. And so I certainly feel better about it. But, as we’ve talked about, Georg, unfortunately there’s a lot of times there are situations beyond our control in this business. But I think we’re doing all the proper and necessary things to mitigate as many of those risks as we possibly can.

Georg Venturatos—Johnson Rice & Company—Analyst

Okay. Appreciate it. Then on Canada, I was just curious, the length of that initial project, and how many you would probably anticipate doing for that 90- to 100-day period?

Steve Jumper—Dawson Geophysical Company—President and CEO

Well, I’m not an expert in that area (laughter) by any stretch of the imagination. But I would anticipate two, three — well, I can’t visualize any more than two or three projects for one crew. Maybe four projects in the time window that we have. But I think we’ve got one project in place, which is a real positive for us, and credit to our group up in Canada. We’ve got a great management team put together, and we’ve got what we think will be a good operation.

But I think, as we’ve said all along, we weren’t anticipating a whole lot out of Canada. We were hoping for two. We’ve always said it could be one or two, but that’s a market that we intend to be in for quite some time. And so if it’s a little bit bumpier the first year than we originally anticipated, we’ll have to wait and see, but that’s not going to change our desire to continue to operate and grow in that market.

Georg Venturatos—Johnson Rice & Company—Analyst

Okay. Then I would assume, you know, based — I know it’s early, but on the ‘13 budget, embedded within that is likely some further multi-component channels for use up in Canada, maybe adding another crew next year. Is that fair to say?

Steve Jumper—Dawson Geophysical Company—President and CEO

We don’t have additional multi-component equipment built into that budget at this point. I think there are some conversations about more multi-component work in the lower 48 as well as the potential long term of having more multi-component work in Canada. And so I think that’s something we’re going to continue to look at — to have the right equipment base to provide the services that our clients need. But, at this point, I would say we do not have any additional multi-component equipment built into the ‘13 budget.

Georg Venturatos—Johnson Rice & Company—Analyst

Okay. Understood. Thanks a lot, Steve.

Operator

And, at this time, I’m showing no additional questions. I would like to turn the conference call back over for any closing remarks.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2012 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

NOVEMBER 14, 2012 / 03:00PM GMT, DWSN - Q4 2012 Dawson Geophysical Earnings Conference Call

Steve Jumper—Dawson Geophysical Company—President and CEO

Well, thank you, Jamie. I would like to thank all of you for participating in our call. I would like to thank our clients, employees, and shareholders for continued support and trust. I’m proud of the year we had. Our employees worked hard and provided outstanding services to our clients. And for them, we are certainly thankful. We will be presenting at the Capital One Southcoast Conference in New Orleans on December 6. We certainly wish all of you a happy holiday season and a prosperous 2013 and look forward to talking to you again in February. Thank you.

Operator

Ladies and gentlemen, that concludes today’s conference call. We do thank you for attending. You may now disconnect your telephone lines.

DISCLAIMER

Thomson Reuters reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies’ most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY’S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON REUTERS OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY’S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

© 2012 Thomson Reuters. All Rights Reserved.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2012 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.